                                                                      Exhibt 12


                                   GFSI, INC.

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)



                                                                                FISCAL YEARS ENDED
                                                     ---------------------------------------------------------------------
                                                     June 30,        June 30,        June 30,       June 27,       July 3,
                                                       1994           1995            1996           1997           1998
                                                     --------        --------        --------       --------      --------
Registrant's pretax income from continuing
     operations...........................           $ 22,105        $ 26,220        $ 30,226       $ 27,933      $ 18,384
Interest..................................              2,455           2,522           2,608          7,704        18,060
Amortization of debt expense and
    discount on premium...................                  9               9               9            383         1,157
Total fixed charges.......................              2,464           2,531           2,617          8,087        19,217
Total earnings and fixed charges..........             24,569          28,751          32,843         36,020        37,601
Total fixed charges.......................              2,464           2,531           2,617          8,087        19,217
Ratio.....................................              10.0x           11.4x           12.5x           4.5x          2.0x
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